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                                                                    EXHIBIT 12.1

                             Waste Management, Inc.

                 Computation of Ratio Earnings to Fixed Charges
                          (In Millions, Except Ratios)
                                   (Unaudited)

                                                                    Years Ended December 31,
                                                              -------------------------------------
                                                                 2000         1999          1998
                                                              ----------   ----------    ----------
Income (loss) from continuing operations before income
   taxes, undistributed earnings from affiliated companies,
   and minority interest                                      $      344   $     (139)   $     (679)
                                                              ----------   ----------    ----------
Fixed charges deducted from income:
   Interest expense                                                  748          770           682
   Implicit interest in rents                                         74           75            79
                                                              ----------   ----------    ----------
                                                                     822          845           761
                                                              ----------   ----------    ----------
           Earnings available for fixed charges               $    1,166   $      706    $       82
                                                              ==========   ==========    ==========
Interest expense                                              $      748   $      770    $      682
Capitalized interest                                                  22           34            41
Implicit interest in rents                                            74           75            79
                                                              ----------   ----------    ----------
           Total fixed charges                                $      844   $      879    $      802
                                                              ==========   ==========    ==========
Ratio of earnings to fixed charges                                   1.4x         n/a(1)        n/a(2)
                                                              ==========   ==========    ==========

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(1)      The ratio of earnings to fixed charges for 1999 was less than a one-to-one ratio. Additional earnings available for fixed charges of $173 were needed to have a one-to-one ratio. The earnings available for fixed charges were negatively impacted by merger cost of $45 primarily related to the merger between Waste Management, Inc. and Waste Management Holdings, Inc. during July 1998 and asset impairments and unusual items of $739 (see Note 16 to the financial statements).

(2) The ratio of earnings to fixed charges for 1998 was less than a one-to-one ratio. Additional earnings available for fixed charges of $720 were needed to have a one-to-one ratio. The earnings available for fixed charges were negatively impacted by merger and acquisition related costs of $1,807 and unusual items of $864 related primarily to the mergers between Waste Management, Inc. and Waste Management Holdings, Inc. during July 1998, and Waste Management, Inc. and Eastern Environmental Services, Inc. during December 1998.